FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

FEB 23 1999
No. C3898-99
Dean Heller
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

POWER DIRECT TECH.COM

* * * * * *

The undersigned, being the original incorporator and constituting at least two-thirds of the original incorporators of **POWER DIRECT TECH.COM**, a Nevada corporation, hereby amends Article One of the Articles of Incorporation of this corporation to read as follows:

ARTICLE C ne of the corporation is

com

In accordan on 78.380 of the Nevada Revised Statutes, the original incorporat ollowing:

1. The date on which the original Articles of Incorporation were filed with the Secretary of State of Nevada was **February 19, 1999**.

2. To the date of this Amendment, no part of the capital of the corporation has been paid and no stock has been issued.

IN WITNESS WHEREOF, the undersigned, being the original incorporator of **POWER DIRECT TECH.COM,** hereunto affixes her signature this 22nd day of February, 1999.

Amanda W. Cardinalli
Incorporator

STATE OF NEVADA)
:
COUNTY OF WASHOE)

On the **22nd** day of **February, 1999** before me, the undersigned, a Notary Public, personally appeared **Amanda W. Cardinalli,** known to be the person described in and who executed the foregoing instrument, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Margaret A. Oliver

NOTARY PUBLIC
Residing in Reno, Nevada

MARGARET A. OLIVER
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 94-5323-2 - EXPIRES OCT. 10, 2002

My Commission Expires:

October 10, 2002